EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED OCTOBER 11, 2005

October 11, 2005

Dear NTS Realty Holdings Limited Partnership Investor:

        On October 3, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MPF-NY 2005, LLC, MP Income Fund 23, LLC, MP Value Fund 7, LLC, MP Special Fund 5, LLC, Accelerated High Yield Institutional Investors, Ltd., MPF DeWaay Fund 2, LLC, MPF DeWaay Fund 4, LLC, MP Special Fund 7, LLC, MPF Blue Ridge Fund I, LLC, and MPF Flagship Fund 9, LLC (collectively, “MacKenzie Patterson”), to purchase your limited partnership units (the “Units”) in NTS Realty Holdings Limited Partnership (“NTS Realty”) for cash in the amount of $5.50 per Unit, less a transfer fee ranging between $10 and $75. In addition, MacKenzie Patterson will reduce its purchase price by the amount of any distribution made to a seller by NTS Realty after September 29, 2005. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As the Managing General Partner of NTS Realty, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. For the reasons set forth below, we recommend that you reject the offer.

        On September 20, 2005, NTS Realty announced that its Managing General Partner’s board of directors approved a quarterly distribution of $0.10 per Unit to limited partners of record on September 30, 2005. The distribution will be paid on October 14, 2005. If you accept MacKenzie Patterson’s offer, MacKenzie Patterson will reduce the amount it pays for your Units by the amount of NTS Realty’s distribution that is payable to you. However, you will be entitled to retain the distribution from NTS Realty.

        In its offer letter, MacKenzie Patterson indicates that the purchase price you would receive in exchange for your shares also will be reduced by a “one time transfer fee ranging between $10 and $75 that [NTS Realty] currently charges.” However, this is inaccurate. Neither we nor our transfer agent, Registrar and Transfer Company, charge a transfer fee.

        MacKenzie Patterson also states in its list of frequently asked questions and in the “Assignment Form” included with its mini-tender offer that, for a fee of $10, MacKenzie Patterson will obtain a Medallion Signature Guarantee for you. We believe that any Medallion Signature Guarantee obtained in this manner is improper and invalid. Medallion Signature Guarantees are governed by the Uniform Commercial Code. Pursuant to the relevant section of the Uniform Commercial Code, any person guaranteeing a signature warrants that, at the time of signing: (1) the signature was genuine; (2) the signatory was an appropriate person to sign; and (3) the signatory had legal capacity to sign. As a result, we believe that any Medallion Signature Guarantee must be obtained in person at the time of the signing. We do not believe that a “guarantor” of a signature could warrant any of the foregoing without actually witnessing the signing and meeting the signatory.

        We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. As the Managing General Partner, it is our duty to inform you of this information. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your Units. The offer may be rescinded by MacKenzie Patterson only if NTS Realty has a material change during the offering period. Under SEC rules applicable to tender offers, you would be able to withdraw your Units at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if limited partners tender more Units than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that “The Units will be purchased on a first-come, first-buy basis” and that MacKenzie Patterson is willing to purchase up to approximately 3.3% of the outstanding Units. Under SEC rules applicable to tender offers, MacKenzie Patterson would be required to accept tenders on a pro rata basis.

        Importantly, please note that MacKenzie Patterson’s Assignment Form contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to NTS Realty’s registration statement on Form S-4, as well as the annual and quarterly reports filed by NTS Realty with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Realty Capital, Inc.